Exhibit 99.1

CORRECTED AND REPLACED

CONTACT
Elizabeth Haukaas
Centerline Capital Group
212 521 6453

Centerline Holding Company Extends Discussions with Island Capital Group LLC on Recapitalization of Centerline Capital Group

New York, NY – September 18, 2009 – Centerline Holding Company (the “Company”) (OTC: CLNH), the parent company of Centerline Capital Group (“Centerline”), a provider of real estate financial and asset management services, today announced that the Company is continuing discussions with Island Capital Group LLC (“Island”), and others, to accomplish a recapitalization of Centerline. The Company entered into an authorization agreement (the “Authorization Agreement”) with Island as previously disclosed in the Company’s Current Report on the Form 8-K filed on July 6, 2009. Since a deadline date identified in the Authorization Agreement has passed, the Company is advising its shareholders of its continuing discussions with Island under the Authorization Agreement. It is the Company’s policy not to discuss negotiations regarding potential transactions until its board of trustees has approved final documentation for a transaction and that documentation has been executed.

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About Centerline Capital Group
Centerline Capital Group, a subsidiary of Centerline Holding Company (OTC: CLNH), provides real estate financial and asset management services, including institutional debt and equity fund management, mortgage banking and primary and special loan servicing. As of June 30, 2009, Centerline had $13.6 billion of assets under management. Centerline is headquartered in New York, New York and has eight offices throughout the United States. For more information, please visit Centerline's website at http://www.centerline.com or contact Investor Relations department at 800. 831. 4826.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Other risks and uncertainties are detailed in Centerline Holding Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and include, among others, business limitations caused by adverse changes in real estate and credit markets and general economic and business conditions; risks related to the form and structure of our financing arrangements; our ability to generate new income sources, raise capital for investment funds and maintain business relationships with providers and users of capital; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; competition with other companies; risk of loss from direct and indirect investments in commercial mortgage-backed securities ("CMBS") and collateralized debt obligations ("CDOs") and mortgage revenue bonds; risk of loss under mortgage banking loss sharing agreements; risks associated with providing credit intermediation; and risks associated with enforcement by our creditors of any rights or remedies which they may possess. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements speak only as of the date of this document. Centerline Holding Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Centerline Holding Company's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.